SYNDICATED LOAN AGREEMENT — STRICTLY CONFIDENTIAL
Confidential treatment has been requested for redacted portions of this exhibit.

This copy omits the information subject to the confidentiality request. Omissions are designated as ******.

SYNDICATED M&A LOAN AGREEMENT
(2025 Edition)

(Contract No.: ******)

for the Project of
Acquisition of 100% Equity Interest in
Hubei Qiguang Technology Co., Ltd.
by ECARX (Hubei) Ecosystem Investment Co., Ltd.

PRINCIPAL AMOUNT
RMB 1,260,000,000
(Renminbi One Billion Two Hundred and Sixty Million Yuan Only)

ECARX (Hubei) Ecosystem Investment Co., Ltd.
(as Borrower)
ECARX (Hubei) Tech Co., Ltd.
(as Co-Borrower)
Bank of China Wuhan Donghu Branch
(as Mandated Lead Arranger, Agent Bank and Lender)
[Industrial Bank Co., Ltd. Wuhan Branch]
(as Joint Mandated Lead Arranger)
Bank of China Wuhan Donghu Branch

[Industrial Bank Co., Ltd. Wuhan Branch]

[Wuhan Rural Commercial Bank Co., Ltd. Hanyang Branch]

[Hankou Bank Co., Ltd. Technology Financial Service Center]
(as Lenders)

June 29, 2026

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SYNDICATED LOAN AGREEMENT — STRICTLY CONFIDENTIAL
TABLE OF CONTENTS

PREAMBLE	Page 8 of
ARTICLE 1 DEFINITIONS AND INTERPRETATION	Page 9 of
1.1 Definitions	Page 9 of
1.2 Interpretation	Page 13 of
ARTICLE 2 FACILITY AMOUNT	Page 13 of
ARTICLE 3 PURPOSE OF LOAN	Page 14 of
ARTICLE 4 DRAWDOWN	Page 14 of
4.1 Drawdown	Page 14 of
4.2 Conditions Precedent to First Drawdown	Page 14 of
4.3 Conditions Precedent to Each Drawdown	Page 17 of
ARTICLE 5 INTEREST	Page 17 of
5.1 Interest Rate (all rates expressed as annualized rates calculated using a simple interest method)	Page 17 of
5.2 Penalty Rate	Page 18 of
5.3 Interest Period	Page 19 of
5.4 Interest Accrual	Page 19 of
5.5 Payment of Interest	Page 19 of
ARTICLE 6 REPAYMENT	Page 19 of
6.1 Loan Tenor	Page 19 of
6.2 Repayment	Page 20 of
6.3 Repayment Account	Page 21 of
ARTICLE 7 VOLUNTARY PREPAYMENT AND CANCELLATION	Page 21 of
7.1 Voluntary Prepayment	Page 21 of
7.2 Voluntary Cancellation	Page 22 of
7.3 Automatic Cancellation	Page 22 of

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7.4 Mandatory Cancellation	Page 22 of
7.5 Automatic Revocation	Page 23 of
ARTICLE 8 PAYMENT PROVISIONS	Page 23 of
8.1 Disbursement of Loan Funds	Page 23 of
8.2 Payment of Loan Funds	Page 24 of
8.3 Payment by the Borrower	Page 24 of
8.4 Payment by the Agent Bank	Page 24 of
8.5 Order of Application	Page 25 of
8.6 Advances	Page 25 of
8.7 Currency	Page 25 of
8.8 Set-Off	Page 25 of
8.9 Non-Business Days	Page 25 of
8.10 Sharing	Page 26 of
ARTICLE 9 TAXES	Page 26 of
9.1 Taxes	Page 26 of
9.2 Stamp Duty	Page 26 of
ARTICLE 10 INCREASED COSTS	Page 26 of
10.1 Increased Cost Notice	Page 26 of
10.2 Compensation	Page 26 of
ARTICLE 11 CHANGE OF LAW	Page 27 of
11.1 Change of Law Notice	Page 27 of
11.2 Cancellation and Prepayment	Page 27 of
ARTICLE 12 MITIGATION	Page 27 of
12.1 Mitigation	Page 27 of
12.2 Limitation	Page 28 of

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ARTICLE 13 REPRESENTATIONS AND WARRANTIES	Page 28 of
ARTICLE 14 UNDERTAKINGS	Page 30 of
14.1 Affirmative Covenants	Page 30 of
14.2 Negative Covenants	Page 34 of
ARTICLE 15 EVENTS OF DEFAULT	Page 34 of
15.1 Events of Default	Page 35 of
15.2 Remedies of Syndicate Members	Page 36 of
ARTICLE 16 SYNDICATE RELATIONSHIPS	Page 37 of
16.1 Appointment of Agent Bank	Page 37 of
16.2 Agency Relationship	Page 37 of
16.3 Duties of Agent Bank	Page 37 of
16.4 Agent Bank's Rights	Page 37 of
16.5 Independent Credit Assessment	Page 38 of
16.6 Agent Bank as Lender	Page 38 of
16.7 Syndicate Meeting	Page 38 of
16.8 Lender Indemnity	Page 38 of
16.9 Resignation of Agent Bank	Page 38 of
16.10 Deductions by Agent Bank	Page 39 of
16.11 Other Business	Page 39 of
16.12 Dealings with Lenders	Page 39 of
16.13 Notifications Among Syndicate Members	Page 39 of
16.14 AML/ATF Obligations	Page 39 of
ARTICLE 17 FEES AND INDEMNITIES	Page 39 of
17.1 Syndicate Fees	Page 39 of
17.2 Syndicate Costs	Page 40 of

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17.3 Indemnity	Page 41 of
17.4 Currency Indemnity	Page 41 of
17.5 Basis of Calculation	Page 41 of
1.6 Exclusions	Page 41 of
ARTICLE 18 TRANSFER	Page 41 of
18.1 Borrower Transfer	Page 41 of
18.2 Lender Transfer	Page 41 of
18.3 Effectiveness of Transfer	Page 42 of
18.4 Binding Effect	Page 42 of
18.5 Consequences of Transfer	Page 42 of
18.6 Release of Transferor Lender	Page 42 of
18.7 Further Release of Transferor Lender	Page 42 of
18.8 Register	Page 43 of
18.9 Change of Handling Branch	Page 43 of
18.10 Right of First Offer	Page 43 of
18.11 Applicable Law	Page 43 of
ARTICLE 19 INDIVIDUAL OBLIGATIONS OF SYNDICATE MEMBERS	Page 43 of
19.1 Independent Obligations	Page 43 of
19.2 Independent Rights	Page 43 of
ARTICLE 20 CONFIDENTIALITY	Page 43 of
20.1 Confidential Information	Page 43 of
20.2 Other Disclosures	Page 44 of
20.3 Supersession	Page 44 of
20.4 Information Collection	Page 44 of
20.5 Personal Information Protection	Page 44 of

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ARTICLE 21 AMENDMENTS AND WAIVERS	Page 44 of
21.1 Application and Consent for Amendment or Waiver	Page 44 of
21.2 Written Amendment	Page 44 of
21.3 Agent Bank Consent	Page 45 of
ARTICLE 22 NOTICES	Page 45 of
22.1 Through the Agent Bank	Page 45 of
22.2 Form of Notice	Page 45 of
22.3 Delivery of Notice	Page 45 of
22.4 Change of Address	Page 45 of
22.5 Language of Notices	Page 45 of
22.6 Special Service of Process Provision	Page 45 of
ARTICLE 23 DEBT CERTIFICATE	Page 45 of
ARTICLE 24 CUMULATIVE RIGHTS AND SEVERABILITY	Page 46 of
24.1 Cumulative Rights	Page 46 of
24.2 Severability	Page 46 of
ARTICLE 25 LANGUAGE AND COUNTERPARTS	Page 46 of
25.1 Language	Page 46 of
25.2 Counterparts	Page 46 of
ARTICLE 26 GOVERNING LAW AND DISPUTE RESOLUTION	Page 46 of
ARTICLE 27 EFFECTIVENESS	Page 46 of
SCHEDULE 1 INITIAL COMMITMENTS OF LENDERS	Page 47 of
SCHEDULE 2 FORM OF DRAWDOWN CERTIFICATE	Page 47 of
ECOSYSTEMSCHEDULE 3 FORM OF TRANSFER AGREEMENT	Page 47 of
SCHEDULE 4 ACCOUNTS OF THE PARTIES	Page 47 of

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SCHEDULE 5 FEE AGREEMENT	Page 47 of
ECOSYSTEMECOSYSTEMECOSYSTEMSCHEDULE 6 FORM OF SYNDICATE MEETING MINUTES	Page 47 of

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SYNDICATED LOAN AGREEMENT — STRICTLY CONFIDENTIAL
PREAMBLE
This Syndicated M&A Loan Agreement (this "Agreement", Contract No.: ******) is entered into in [Wuhan, Hubei Province] in [June] [2026] by and among the following parties:

[ECARX (Hubei) Ecosystem Investment Co., Ltd.], as Borrower (the "Borrower")
Registered Address: Block C4, Area A, Huazhong CCCC City Project, Qiangwei Road, Wuhan Economic and Technological Development Zone, Wuhan, Hubei Province
Unified Social Credit Code: ******
Legal Representative: Shen Ziyu

[ECARX (Hubei) Tech Co., Ltd.], as Co-Borrower (the "Co-Borrower")
Registered Address: Block C4, Area A, Huazhong CCCC City Project, Qiangwei Road, Wuhan Economic and Technological Development Zone, Wuhan, Hubei Province
Unified Social Credit Code: ******
Legal Representative: Shen Ziyu

The term "Borrower" as used in this Agreement includes both the Borrower and the Co-Borrower; they are collectively referred to as the Borrower and shall be jointly and severally liable for all obligations and repayment responsibilities under this Agreement.

[Bank of China Wuhan Donghu Branch], as Mandated Lead Arranger (the "Mandated Lead Arranger")
Registered Address: No. 35 Huquan Street, Hongshan District, Wuhan
Legal Representative / Person in Charge: Wang Hong
Handling Branch: Bank of China Co., Ltd. Wuhan Luoshi Road Sub-branch
Handling Branch Registered Address: Units 15, 16, 17 & 18, 1st Floor, Phase II of the S&T Incubation Building (Phase III), Wuhan University of Technology, No. 43 Wenzhi Street, Hongshan District, Wuhan, Hubei Province

[Industrial Bank Co., Ltd. Wuhan Branch], as Joint Mandated Lead Arranger

[Bank of China Wuhan Donghu Branch], as Agent Bank (the "Agent Bank")
Registered Address: No. 35 Huquan Street, Hongshan District, Wuhan
Legal Representative / Person in Charge: Wang Hong
Handling Branch: Bank of China Co., Ltd. Wuhan Luoshi Road Sub-branch

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The following financial institutions, as Lenders (the "Initial Lenders"):
[Bank of China Wuhan Donghu Branch]
[Industrial Bank Co., Ltd. Wuhan Branch]
[Wuhan Rural Commercial Bank Co., Ltd. Hanyang Branch]
[Hankou Bank Co., Ltd. Technology Financial Service Center]

WHEREAS, for the purposes of the project in which the Borrower, ECARX (Hubei) Ecosystem Investment Co., Ltd., acquires 100% of the equity interest in Hubei Qiguang Technology Co., Ltd., the Borrower seeks to raise acquisition financing from the Initial Lenders.

NOW, THEREFORE, in the spirit of friendly and equal consultation, and based on the genuine intention of the parties, the parties hereby agree to enter into this Agreement as follows:
ARTICLE 1 DEFINITIONS AND INTERPRETATION
1.1 Definitions
In this Agreement, unless the context requires otherwise, the following capitalized terms have the meanings set out below:

"Accounts of the Parties" has the meaning specified in Schedule 4 (Accounts of the Parties) to this Agreement.
"Agency Payment Account" means the account(s) of the Agent Bank as set out in Schedule 4 (Accounts of the Parties) to this Agreement (the specific account to be provided in writing by each Syndicate Member).
"Agent Bank" means [Bank of China Wuhan Donghu Branch] or any Successor Agent Bank.
"Acquisition Consideration" means the total amount of the M&A transaction under this Agreement, being RMB 1,800,000,000.00 (in words: Renminbi One Billion Eight Hundred Million Yuan Only).
"Applicable Laws" means, with respect to any Person, all laws, regulations, rules, regulatory documents and judicial interpretations of the applicable jurisdiction that are binding on such Person.
"Business Day" means any day on which each Syndicate Member is open for general corporate banking business (excluding Saturdays and Sundays (other than Saturdays and Sundays that are required to be worked as make-up working days under national regulations) and other statutory public holidays).
"Charter" includes the articles of association, partnership agreement or similar constitutional document of a company or entity.

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"Commitment" means: (a) in respect of each Initial Lender, its Initial Commitment less its share of all Loans already drawn, less its share of any amount cancelled or transferred pursuant to this Agreement; (b) in respect of each Transferee Lender, the Commitment transferred to it under Article 18 (Transfer), less its share of Loans drawn thereafter, less its share of any amount cancelled or transferred pursuant to this Agreement.
"Commitment Ratio" means, in respect of each Lender, the ratio of its Commitment at any given time to the Total Commitments at such time.
"Co-Borrower" means ECARX (Hubei) Tech Co., Ltd.
"Drawdown Date" means, for each drawdown of a Loan under Clause 4.1 (Drawdown), the date on which such drawdown occurs; if the actual drawdown date differs from the date specified in Clause 4.1, the Drawdown Date shall be the date on which funds are credited to the Loan Account.
"Drawdown Period" means the period commencing on [the date of first Drawdown] and ending on (and including) [30 September 2026].
"Equity Purchase Agreement" means the Equity Purchase Agreement entered into in 2026 among ECARX (Hubei) Ecosystem Investment Co., Ltd., ECARX (Hubei) Tech Co., Ltd., Wuhan Xingji Meizu Technology Co., Ltd., Zhuhai Meizu Technology Co., Ltd. and Hubei Xingji Meizu Group Co., Ltd., and any supplemental agreements thereto.
"Event of Default" means any event or circumstance specified in Clause 15.1 (Events of Default).
"Fee Agreement" means an agreement executed in substantially the form and substance required by Schedule 5 (Form of Fee Agreement).
"Fee Letter" means the letter between the Borrower and the Mandated Lead Arranger regarding the arrangement fee under this Agreement.
"Finance Documents" means this Agreement, any Fee Letter, any Fee Agreement, the Security Documents, any Transfer Certificate (if any), and any other document designated as such by the Agent Bank (pursuant to a Majority Lender decision) and the Borrower.
"Financial Year" means the period from and including 1 January to and including 31 December of each calendar year.
"Guarantor" means [Hubei Qiguang Technology Co., Ltd.].
"Guarantee Agreement" means the guarantee agreement (Contract No.: ******) entered into between the Guarantor and the Syndicate Members.
"Initial Commitment" means the initial commitment amount of each Initial Lender as specified in Clause 2 (Facility Amount) and Schedule 1 (Initial Commitments of Lenders).
"Information Memorandum" means the information memorandum regarding [the Project of ECARX (Hubei) Ecosystem Investment Co., Ltd. acquiring 100% equity of Hubei Qiguang Technology Co., Ltd.] prepared by the Mandated Lead Arranger on behalf of the Borrower on [24 June 2026].
"Interest Payment Date" means the day immediately following each Interest Settlement Date; except that the last Interest Payment Date shall be the last Repayment Date.

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"Interest Period" has the meaning given to it in Clause 5.3 (Interest Period).
"Interest Rate" means, in respect of each Loan, the annual interest rate (calculated using a simple interest method) agreed in Clause 5.1 (Interest Rate).
"Interest Rate Determination Date" means, in respect of each Loan, the date on which the interest rate applicable to its first Interest Period is determined, being the Drawdown Date of the first Loan.
"Interest Settlement Date" means, for quarterly settlement, the 20th day of the last month of each calendar quarter.
"Lender" means each Initial Lender and/or Transferee Lender.
"Liabilities" means all obligations of the Borrower to make any payment or repayment of whatever nature or form, whether as principal debtor or guarantor, actual or contingent, due or undue.
"Loan" means any principal amount drawn or to be drawn under this Agreement, or where applicable, any principal amount already drawn but not yet repaid.
"Loan Account" means the account(s) listed in Schedule 4 (Accounts of the Parties).
"Loan Balance" means the total principal amount of Loans drawn by the Borrower that has not yet been repaid.
"LPR" means the 5-year or longer Loan Prime Rate published by the National Interbank Funding Center authorized by the People's Bank of China (the rate applicable under this Agreement is the 5-year or longer LPR). Such rate may be found on the website of the People's Bank of China (www.pbc.gov.cn) and China Money (www.chinamoney.com.cn).
"Majority Lenders" means one or more Lenders whose share of the Total Facility equals or exceeds [50]%.
"Material Adverse Effect" means a material adverse change in the legal status, asset condition, financial condition or operating condition of the Borrower or any Security Provider that, in the reasonable judgment of the Majority Lenders, has had or will have a material adverse effect on the ability of the Borrower or such Security Provider to perform all of its obligations under any Finance Document.
"Obligor" means the Borrower and/or any Security Provider.
"Penalty Rate" means the Default Penalty Rate and/or the Misappropriation Penalty Rate.
"People's Bank" means the People's Bank of China.
"Permitted Indebtedness" means any of the following indebtedness of the Borrower: (1) any indebtedness under any Finance Document; (2) any indebtedness approved in writing by the Agent Bank (pursuant to a Majority Lender decision); (3) any indebtedness approved by the board of directors / shareholders' meeting / internal governance documents; (4) intra-group related party borrowings; (5) indebtedness arising in the ordinary course of business in connection with the core business or in connection with ordinary external payment or guarantee obligations (including trade credit or liabilities from customers or suppliers on normal commercial terms, and any payment or guarantee arising under retention-of-title, instalment or conditional sale arrangements or similar arrangements in relation to goods supplied to the

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SYNDICATED LOAN AGREEMENT — STRICTLY CONFIDENTIAL
Borrower in the ordinary course of business); (6) any indebtedness arising by operation of law (or an agreement having substantially the same effect) that does not arise from the Borrower's default.
"Permitted Investment" means any of the following investments of the Borrower: (1) any investment approved in writing by the Agent Bank (pursuant to a Majority Lender decision); (2) any investment approved by the board of directors / shareholders' meeting / internal governance documents; (3) investments or capital expenditure arising in the ordinary course of business in connection with the core business.
"Pledgor" means [ECARX (Hubei) Ecosystem Investment Co., Ltd.].
"Pledge Agreement" means the equity pledge agreement between the Pledgor and the Syndicate Members.
"Potential Event of Default" means any event or circumstance which would (with the expiry of a grace period, giving of notice, making of any determination and/or any similar event occurring) constitute an Event of Default.
"Project" means [the project of ECARX (Hubei) Ecosystem Investment Co., Ltd. acquiring 100% equity interest in Hubei Qiguang Technology Co., Ltd.].
"PRC" means the People's Republic of China, and for the purposes of this Agreement only, excludes the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.
"PRC Accounting Standards" means accounting standards compliant with PRC law and generally accepted in the PRC.
"Repayment Date" means each date set out in the repayment schedule in Article 6 (Repayment).
"SAMR" means the State Administration for Market Regulation, its local branches and/or their subordinate bodies.
"Security Documents" means the Guarantee Agreement and/or the Pledge Agreement.
"Security Interest" means any mortgage, pledge, lien, deposit or any agreement or arrangement having a security effect or purpose (whether or not created or interpreted under PRC law).
"Security Provider" means the Guarantor and/or the Pledgor.
"Successor Agent Bank" has the meaning given in Clause 16.9 (Resignation of Agent Bank).
"Syndicate Meeting" has the meaning given in Clause 16.7 (Syndicate Meeting).
"Syndicate Member" means the Mandated Lead Arranger, the Joint Mandated Lead Arranger, each Lender and/or the Agent Bank.
"Syndicate Member Account" means the account of each Syndicate Member as set out in Schedule 4 (Accounts of the Parties) (the specific account to be provided in writing by each Syndicate Member).
"Target Company" means Hubei Qiguang Technology Co., Ltd.
"Tax" means any tax, levy, duty, withholding tax or other imposition of a similar nature and any related penalty or interest imposed by any tax, fiscal or other administrative authority in any jurisdiction.

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"Tax Authority" means the State Administration of Taxation, local tax bureaux and/or their branches.
"Total Commitments" means the aggregate of the Commitments of all Lenders.
"Total Facility" means the sum of the Total Commitments and the Loan Balance.
"Transfer Certificate" means a transfer document in substantially the form set out in Schedule 3 (Form of Transfer Agreement), executed by the Transferor Lender, the Transferee Lender and the Agent Bank.
"Transferee Lender" means any financial institution that has received a transfer pursuant to Article 18 (Transfer).
"Transferor Lender" means a Lender that transfers all or part of its Commitment and/or Loan Balance pursuant to Article 18 (Transfer).
"Utilization Request" means a utilization request submitted by the Borrower to the Agent Bank in accordance with this Agreement.

1.2 Interpretation
(a)    The table of contents and headings are for ease of reference only and shall not affect the interpretation of any provision.
(b)    "Assets" shall be construed to include all present and future tangible and intangible assets, property, income, revenues, receivables and other rights and interests of whatever kind.
(c)    "Person" shall be construed to include any individual, company, partnership, enterprise or any other legal or non-legal person or entity.
(d)    An Event of Default is "continuing" if it has occurred and has not been remedied in full or waived pursuant to the terms of this Agreement.
(e)    A "month" means a period starting on one day of a calendar month and ending on the numerically corresponding day in the next calendar month, except that if there is no corresponding day in the next calendar month, it ends on the last day of such month.
(f)    "Cessation", "dissolution", "liquidation", "bankruptcy", "reorganization", "arrangement" or "rehabilitation" of any person shall be construed to include any equivalent or similar proceeding under the law of its place of incorporation or operation; "entering into" such proceedings includes passing a resolution for or any other person applying for such proceedings.
(g)    References to a party to this Agreement or any other person include its legal successors and permitted assigns.
(h)    Any reference to this Agreement or another agreement or document shall be construed as a reference to it as amended, modified, replaced or supplemented from time to time in accordance with its terms.
ARTICLE 2 FACILITY AMOUNT

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Subject to the terms and conditions of this Agreement, the Lenders agree to make available to the Borrower a syndicated acquisition loan facility in an aggregate principal amount not exceeding RMB 1,260,000,000.00 (in words: Renminbi One Billion Two Hundred and Sixty Million Yuan Only). The Initial Commitment of each Initial Lender is set out in Schedule 1 (Initial Commitments of Lenders) to this Agreement.
ARTICLE 3 PURPOSE OF LOAN
3.1 The Borrower shall use each Loan drawn for [payment of the acquisition consideration under the transaction]. The use of the Loans shall comply with applicable PRC laws, regulations, policies and each Lender's relevant internal requirements.

3.2 The Borrower shall use each Loan for the purpose specified in this Agreement. Without the prior written consent of the Agent Bank (pursuant to a Majority Lender decision), the Borrower shall not change the purpose of any Loan.

3.3 Notwithstanding Clause 4.3(5) and Clause 14.1(12), no Syndicate Member shall be liable to the Borrower for how the Borrower actually uses any Loan proceeds.
ARTICLE 4 DRAWDOWN
4.1 Drawdown
Subject to Clauses 4.2 and 4.3 below, the Borrower shall draw down the Loans in accordance with the following schedule: the Borrower shall apply for utilization within 90 calendar days after the signing of this Agreement in accordance with the Equity Purchase Agreement or the actual reasonable requirements of the Project, and shall ensure that the project equity capital is in place before the bank loans are utilized.

With the prior written application of the Borrower and the consent of the Agent Bank (pursuant to a Majority Lender decision), the drawdown schedule may be amended.
4.2 Conditions Precedent to First Drawdown
At least [5 Business Days] before the first Drawdown Date, the Borrower shall have delivered to the Agent Bank the following documents and a completed Drawdown Certificate in the form set out in Schedule 2 (Form of Drawdown Certificate), and the Agent Bank shall have confirmed to the Borrower and each Lender that it has received all of the following documents and that such documents are satisfactory in form and substance to the Majority Lenders. Upon receipt of such documents, the Agent Bank shall promptly notify the Borrower and each Lender. If this condition is not satisfied, the Borrower shall not be entitled to make a drawdown.
(1)    An original of each Finance Document duly executed and in full force and effect.

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(2)    A Drawdown Certificate signed by the legal representative or authorized signatory of the Borrower, together with originals or certified copies (bearing the official seal of the Borrower or, where applicable, the relevant Security Provider) of the following documents:
(a)    Current business licenses bearing a unified social credit code, issued by the SAMR, for the Borrower and each Security Provider;
(b)    Shareholders' agreement or joint venture contract (including all amendments and supplements) of the Borrower and each Security Provider, if any;
(c)    Latest articles of association (including all amendments and supplements) of the Borrower and each Security Provider;
(d)    List of current [directors] of the Borrower and each Security Provider and specimen signatures of each [director] and the chief financial officer;
(e)    Identity documents of the legal representatives of the Borrower and each Security Provider;
(f)    Capital verification report issued by a registered accountant confirming that the registered capital of the Borrower has been paid up in accordance with its articles of association, if required;
(g)    Resolutions of the [shareholders' meeting] / [board of directors] / [other internal competent authority] of the Borrower authorizing: (i) the terms of each Finance Document to which it is a party and approving the signing and performance thereof; (ii) specified persons to execute each Finance Document on its behalf; and (iii) specified persons to sign all documents and notices under each Finance Document on its behalf;
(h)    Resolutions of the [shareholders' meeting] / [board of directors] / [other internal competent authority] of each Security Provider authorizing: (a) the terms of each Security Document to which it is a party and approving the signing and performance thereof; (b) specified persons to execute each Security Document on its behalf; and (c) specified persons to sign all documents and notices thereunder on its behalf;
(i)    If any Security Provider is a listed company, a publicly-listed controlled subsidiary of a listed company, or a company whose shares are traded on any other national securities exchange approved by the State Council, publicly disclosed information confirming that the guarantee matter has been approved by its board of directors or shareholders' meeting;
(j)    Identity documents and specimen signatures of the legal representative or authorized signatories of the Borrower and each Security Provider;
(k)    The most recent annual report or audited financial statements of the Borrower and each Security Provider;
(l)    Project progress materials confirmed in writing by the Agent Bank (pursuant to instructions from the Majority Lenders);
(m)    Approvals, consents or permits from governmental or other competent authorities required for the execution of the Finance Documents and completion of the Project.

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(3)    An original legal opinion addressed to the Syndicate Members issued by a law firm in respect of the Finance Documents.
(4)    Originals of evidence of completion of registration of each security interest under each Security Document, if any.
(5)    Evidence that all fees due and payable by the Borrower under Article 17 (Fees and Indemnities) have been paid in full.
(6)    Bank accounts required by the Agent Bank have been opened or designated by the Borrower at the Agent Bank or at a bank designated by the Agent Bank.
(7)    The Project complies with applicable laws and regulations; the Borrower has obtained the relevant resolutions from the competent authority of the Target Company approving the acquisition; the relevant Equity Purchase Agreement has been executed; and the foregoing supporting documents have been submitted to the Agent Bank.
(8)    The Borrower has ensured that the ratio of the Borrower's own funds raised for the Project to the Loan amount drawn does not fall below 30%:70% (i.e., if the Borrower draws the full Facility under Article 2, the Borrower's equity contribution ratio shall not be less than 30% of the equity transfer consideration of RMB 1,800,000,000 under the Equity Purchase Agreement (i.e., RMB 540,000,000), and the source and composition of the acquisition equity funds shall be compliant).
(10)    Evidence provided by the Borrower confirming that the Target Company has been duly incorporated and is in continuous operation.
(11)    Evidence provided by the Borrower confirming that all M&A transaction funds other than the syndicated M&A loan have been fully put in place.
(12)    Resolutions or authorizations (if applicable) of the Borrower's board of directors or other competent internal authority approving the execution and performance of this Agreement.
(13)    Evidence provided by the Borrower confirming that the M&A transaction has, in accordance with applicable laws, regulations and the Target Company's charter, completed all required registration, announcement and approval procedures, obtained the consent of all interested parties, and fulfilled all other necessary procedures required under the laws of the jurisdictions of the Borrower and the Target Company.
(14)    Evidence that all conditions precedent to the M&A transaction (other than the payment of the Acquisition Consideration and transaction costs) have been satisfied.
(15)    This Agreement and its schedules have become effective and the Borrower has not breached any provision hereof.
(16)    Evidence provided by the Borrower confirming that the Equity Purchase Agreement and the relevant M&A transaction contracts have become effective and are being duly performed.
(17)    The Borrower has placed on file with the Lenders all documents, instruments, seals, personnel lists and specimen signatures of personnel related to the execution and performance of this Agreement, and has completed all relevant vouchers.
(18)    A law firm with appropriate qualifications and its handling lawyers have issued a legal opinion on the M&A transaction and the M&A loan that is acceptable to the Lenders.

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(19)    The Borrower provides such other relevant certificates and supporting documents as the Lenders may require.

The Agent Bank shall forward copies of the documents referred to in this Clause to each Lender within [3] Business Days of receipt (the Agent Bank shall conduct a formal review of the conditions precedent documents submitted by the Borrower to verify whether they formally comply with the requirements). Each Lender shall notify the Agent Bank within [3] Business Days of receiving such documents whether it accepts them.

After the conditions precedent in this Clause are satisfied, the Agent Bank shall immediately notify the Borrower that it may send the first Drawdown Notice.

The Agent Bank shall forward a copy of each Drawdown Notice to each Lender within [3] Business Days of receipt, together with the Commitment Ratio and amount of each Lender's participation.

The Agent Bank shall retain originals of all Finance Documents and drawdown-related materials.
4.3 Conditions Precedent to Each Drawdown
Each Lender shall, in proportion to its Commitment Ratio, disburse each Loan through the Agent Bank in accordance with Clause 8.1 (Disbursement of Loan Funds) after the following conditions are satisfied:
(1)    On the scheduled Drawdown Date, each representation and warranty made by the Borrower in Article 13 (Representations and Warranties) is true and accurate with respect to the then current facts and circumstances.
(2)    No Event of Default or Potential Event of Default has occurred and is continuing, and the proposed drawdown will not result in any Event of Default or Potential Event of Default.
(3)    The situations described in Clause 5.2(2) and the final paragraph of Clause 8.2 have not arisen.
(4)    Project equity capital has been contributed prior to the drawdown.
(5)    The Agent Bank has received evidence of loan purpose and vouchers for goods, services, funds and other transactions related to the Project.
(6)    No Change of Control has occurred and no mandatory cancellation or prepayment has been triggered pursuant to Clause 7.4.
ARTICLE 5 INTEREST
5.1 Interest Rate (all rates expressed as annualized rates calculated using a simple interest method)
The interest rate applicable to each Loan under this Agreement is a VAT-inclusive annualized rate, calculated using a simple interest method, as follows:

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(1) Lending Rate
Floating rate, repriced once every 12 months with the actual first drawdown date as the starting date. The repricing date is the first day of the next floating cycle, being the day in the repricing month that corresponds to the starting date (or, if there is no corresponding day, the last day of that month).

For each Loan:
A.    First period (from the actual drawdown date to expiry of the current floating cycle): the rate shall be the LPR (5-year or longer) most recently published by the National Interbank Funding Center as at the Business Day immediately prior to the actual drawdown date, ☑PLUS / □MINUS (select one) 10 basis points;
B.    On each repricing date, all tranches shall be repriced together at the LPR (5-year or longer) most recently published by the National Interbank Funding Center as at the Business Day immediately prior to the repricing date, ☑PLUS / □MINUS (select one) 10 basis points, which rate shall apply for the relevant floating cycle.

If the LPR ceases to be published such that the applicable rate as at the Interest Rate Determination Date [x] on the immediately preceding Business Day [x] on the immediately preceding day [✓] on the same day cannot be determined, the Borrower and the Agent Bank (pursuant to a Majority Lender decision) shall negotiate to determine the applicable rate. Until agreement is reached, the applicable rate for such Loan shall be [3.6]%.

(2) Interest Calculation
Interest accrues from the actual drawdown date and is calculated on the actual amount drawn and the actual number of days utilized. The formula is: Interest = Principal × Actual Days × Daily Rate. The daily rate is based on a 360-day year: Daily Rate = Annual Rate ÷ 360.
5.2 Penalty Rate
(1)    If the Borrower fails to pay any amount due under this Agreement, such overdue amount shall, from the normal due date until paid in full, bear interest at the applicable Interest Rate determined under Clause 5.1 PLUS [50%] (the "Default Penalty Rate").
(2)    If the Borrower misappropriates any Loan, the misappropriated amount shall, from the date of misappropriation until the date of cessation, bear interest at the Interest Rate then prevailing under this Agreement PLUS [50%] (the "Misappropriation Penalty Rate").
(3)    If a Loan is both overdue and misappropriated, the higher Penalty Rate shall apply.
(4)    Penalty interest shall accrue under the same Interest Period provisions as Clause 5.3. The first Interest Period for penalty interest commences on the date any amount is due and unpaid and ends on (but excluding) the next following Interest Settlement Date. If penalty interest is unpaid on a Repayment Date, compound interest shall accrue at the Default Penalty Rate or

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Misappropriation Penalty Rate, as applicable, from the beginning of the next Interest Period, treating the unpaid penalty interest as principal.
(5)    The right to charge penalty interest does not affect any other rights or remedies of the Lenders under any Finance Document or applicable law.
5.3 Interest Period
Each Loan shall bear interest during successive periods (each an "Interest Period") until repaid. Unless otherwise provided, each Interest Period shall be [3] months.

Under this Agreement:
(a)    The first Interest Period of each Loan commences on (and includes) its Drawdown Date and ends on (but excludes) the next following Interest Payment Date.
(b)    Each Loan drawn after the first Loan shall be merged with the previously existing Loan(s) at the end of its first Interest Period.
(c)    Each subsequent Interest Period begins on (and includes) the preceding Interest Payment Date and ends on (but excludes) the next Interest Payment Date.
(d)    The last Interest Period of each Loan ends on (but excludes) its final Repayment Date.

If an Interest Payment Date would otherwise fall on a non-Business Day, it shall be postponed to the next Business Day in the same calendar month (if any), or if there is no such Business Day, it shall be brought forward to the preceding Business Day.
5.4 Interest Accrual
Interest on each Loan shall accrue on a daily basis on the actual number of days elapsed, on the basis of a 360-day year. If any interest rate is adjusted during a period, interest shall be calculated in segments. The Agent Bank shall determine the applicable Interest Rate in accordance with this Agreement and shall promptly notify the Borrower and each Lender upon determination.
5.5 Payment of Interest
The Borrower shall pay interest accrued in accordance with this Agreement on each Interest Payment Date. The Agent Bank shall notify the Borrower of the interest and/or penalty interest payable on each Interest Payment Date no later than [3] Business Days before such date. For the avoidance of doubt, any failure by the Agent Bank to give such notice shall not affect or release the Borrower's payment obligations under this Agreement.
ARTICLE 6 REPAYMENT
6.1 Loan Tenor
The tenor of the Loans under this Agreement commences on (and includes) the Drawdown Date of the first Loan and ends on (and includes) the Repayment Date of the last Loan, being a period of no

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more than [10] years (the "Loan Tenor"). The Borrower shall repay all amounts outstanding under this Agreement before the end of the Loan Tenor.

(Select as applicable: tick √ if selected, mark x if not selected) [x] A grace period shall apply under this Agreement, and the term and calculation method of the grace period shall be: [ / ].

If the Borrower wishes to request an extension of the Loan Tenor, it must submit an application to the Agent Bank at least [30] Business Days before the expiry of the original Loan Tenor. The Agent Bank shall forward such application to each Lender within [10] Business Days of receipt. Any extension of the Loan Tenor requires the consent of the Majority Lenders.
6.2 Repayment
The Borrower shall repay the Loans on each Repayment Date in accordance with the following repayment schedule. The amounts below apply where the Borrower has drawn the full Facility. If the drawdown schedule requires adjustment during the Loan Tenor, the Agent Bank shall prepare a revised repayment schedule at the request of the Majority Lenders and promptly deliver it to the Borrower and each Lender.

Repayment Date	Principal Amount (RMB)
26 December 2026	30,000,000
26 June 2027	30,000,000
26 December 2027	50,000,000
26 June 2028	50,000,000
26 December 2028	50,000,000
26 June 2029	50,000,000
26 December 2029	60,000,000
26 June 2030	60,000,000
26 December 2030	60,000,000
26 June 2031	60,000,000
26 December 2031	60,000,000
26 June 2032	60,000,000
26 December 2032	80,000,000
26 June 2033	80,000,000
26 December 2033	80,000,000
26 June 2034	80,000,000
26 December 2034	80,000,000
26 June 2035	80,000,000
26 December 2035	80,000,000
26 June 2036	80,000,000
TOTAL	1,260,000,000

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For the avoidance of doubt, if the Borrower ultimately does not draw the full Facility, the Agent Bank shall reduce each repayment amount pro rata in proportion to each Lender's actual disbursement relative to the Loan Balance, to ensure each Lender continues to be repaid proportionally.
6.3 Repayment Account
The Borrower shall open a repayment account at the Agent Bank within [5] Business Days after signing of this Agreement. All proceeds of ECARX (Hubei) Ecosystem Investment Co., Ltd. (including operating revenue, investment income, etc.) shall be deposited into such account. Funds in such account shall be applied first to repay principal and interest on the syndicated loan, and the balance in such account at any time shall not be less than the principal and interest due on the syndicated loan in the most recent instalment.

If the Borrower fails to repay any amount due in full and on time, the Agent Bank is entitled to deduct directly from the repayment account. The Agent Bank shall distribute the deducted amount within [10] Business Days after such deduction in the order and proportions set out in Clause 8.5 (Order of Application).
ARTICLE 7 VOLUNTARY PREPAYMENT AND CANCELLATION
7.1 Voluntary Prepayment
If the Borrower wishes to prepay all or part of the Loan Balance, it shall submit a prepayment notice (a "Prepayment Notice") to the Agent Bank at least [30] Business Days before the proposed prepayment date and obtain the written consent of the Agent Bank (pursuant to a Majority Lender decision). If the Agent Bank does not object in writing within 15 Business Days of receipt of the Prepayment Notice, consent shall be deemed given.

The Prepayment Notice shall specify the amount and date of the proposed prepayment.

Any partial prepayment shall be in a minimum amount of RMB [10,000,000] (in words: Ten Million Yuan) and in integral multiples thereof, or such other amount as agreed by the Agent Bank (pursuant to a Majority Lender decision).

The Borrower may only prepay all or part of the Loan Balance after the expiry of the Drawdown Period (or, if earlier, the date on which the Total Commitments are reduced to zero). The prepayment date shall be an Interest Payment Date. A condition to prepayment is that the Borrower has no outstanding principal, interest, fees or other amounts payable under this Agreement.

All interest and/or penalty interest accrued on the prepaid principal up to the prepayment date shall be repaid simultaneously.

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Prepaid amounts shall be applied to offset the principal and interest of the relevant Loan Balance in the order of scheduled maturity on a pro rata basis. Any prepaid amount may not be re-drawn.

The Borrower may not withdraw any Prepayment Notice once given and shall prepay on the date specified therein.

The Borrower shall simultaneously pay a prepayment compensation fee through the Agent Bank to each Lender, calculated as follows: [ / ] .
7.2 Voluntary Cancellation
If the Borrower wishes to cancel all or part of the Total Commitments, it shall submit a cancellation notice (a "Cancellation Notice") to the Agent Bank at least [10] Business Days before the proposed cancellation date and obtain the written consent of the Agent Bank (pursuant to a Majority Lender decision).

The Cancellation Notice shall specify the amount and date of the proposed cancellation.

Any partial cancellation shall be in a minimum amount of RMB [10,000,000] and in integral multiples thereof.

Cancellation takes effect on the date specified in the Cancellation Notice, which shall be a Business Day during the Drawdown Period.

Upon cancellation, each Lender's Commitment shall be reduced on a pro rata basis.

The Borrower shall pay all commitment fees due under Clause 17.1(1) as at the cancellation date.

Any cancelled amount may not be reinstated.

The Borrower may not withdraw any Cancellation Notice once given.
7.3 Automatic Cancellation
Unless otherwise agreed by the parties, after the expiry of the Drawdown Period, all undrawn Total Commitments shall be automatically cancelled and each Lender's Commitment shall simultaneously be cancelled, and no such cancelled Total Commitments or Commitments may be reinstated.
7.4 Mandatory Cancellation

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The Commitment of any Lender affected by a change of law shall be cancelled in accordance with Article 11 (Change of Law).

If there is a change of Control of the Borrower, the Borrower shall immediately notify the Agent Bank upon becoming aware. If the Agent Bank (pursuant to a Majority Lender decision) determines that the change of Control will adversely affect the Syndicate Members' claims against the Borrower under the Finance Documents:
(a)    No Lender shall be obliged to disburse any Loan; and
(b)    The Agent Bank may, by giving the Borrower at least 10 Business Days' prior notice, require the Borrower to prepay all Loans and cancel the Total Commitments, whereupon all Loans, together with accrued interest, fees and other amounts under this Agreement, shall become due and payable on the date specified in such notice.

"Change of Control" means any of the following: (i) any person ceasing to hold more than 50% of the contribution interests, shares or voting rights in the Borrower; (ii) the voting rights actually controlled through contribution interests or shareholding being 30% or less of the Borrower's voting rights; (iii) the voting rights actually controlled through contribution interests or shareholding being insufficient to determine more than half of the Borrower's board of directors; or (iv) the voting rights actually controlled through contribution interests or shareholding being insufficient to have a significant influence on shareholder resolutions of the Borrower.
7.5 Automatic Revocation
If the Borrower's credit status deteriorates, each Lender may, without prior notice to the Borrower, automatically revoke its Commitment. The Borrower's credit status shall be deemed to have deteriorated upon the occurrence of any of the following: (a) any event or circumstance set out in Clauses 15.1(1), (2), (5), (6), (7), (8), (9) or (10); (b) a downgrade of the Borrower's credit rating; or (c) a material deterioration in the Borrower's operational and financial condition.
ARTICLE 8 PAYMENT PROVISIONS
8.1 Disbursement of Loan Funds
Each Lender shall, in proportion to its Commitment Ratio, pay its share of each Loan to the Agency Payment Account before [12:00] (Beijing Time) on the scheduled Drawdown Date.

If a Lender fails to disburse its share, the Borrower shall still draw the Loan amounts disbursed by other Lenders pursuant to the Drawdown Notice.

Each Lender shall disburse its share in proportion to its Commitment Ratio. For convenience, the allocation among Lenders may be varied by agreement of the Majority Lenders, provided such variation does not affect the total amount disbursed to the Borrower by all Lenders.

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If a Lender fails to disburse its share in full and on time and thereby causes loss to other Syndicate Members, the other Syndicate Members may take measures to protect their legitimate interests, including: (1) requesting a Syndicate Meeting (without the conditions set out in Clause 16.7 applying in such circumstances) to confirm the matter and related measures; and (2) requiring payment of a penalty equal to [0.5%] of the undisbursed portion.
8.2 Payment of Loan Funds
Loans shall be disbursed using the method of entrusted payment by the Lender. Under this method, the Agent Bank shall, on each Drawdown Date and upon the Borrower's payment instruction, pay the relevant Loan funds from the Loan Account to the Borrower's counterparty account designated by the Borrower, which must comply with the agreed purpose. The Borrower shall provide to the Agent Bank evidence of purpose and other materials before disbursement. The Agent Bank shall disburse the Loan at its sole discretion after reviewing and approving the materials.

The Agent Bank may, at its sole discretion, require the Borrower, independent intermediaries and contractors to jointly inspect the project progress and issue a joint certification meeting the Agent Bank's requirements as evidence of entrusted payment.

In urgent circumstances within the scope of the agreed loan purpose, the Borrower may, with the Agent Bank's consent (pursuant to a Majority Lender decision), simplify the pre-disbursement materials and procedures; but the Borrower shall cooperate with the Agent Bank's post-disbursement review and submit complete materials within the time required by the Agent Bank.

On each drawdown, the Borrower shall provide the Agent Bank with its loan account details, counterparty account information and materials proving that the drawdown complies with the agreed purpose. The Borrower shall ensure that all materials provided to the Agent Bank are true, complete and valid. If the materials provided by the Borrower are untrue, inaccurate or incomplete, causing the Agent Bank to fail to complete the entrusted payment in time, the Agent Bank shall bear no liability therefor and the Borrower's existing repayment obligations shall not be affected.
8.3 Payment by the Borrower
The Borrower shall pay all amounts due under this Agreement to the Agency Payment Account before [12:00] (Beijing Time) on the relevant due date.
8.4 Payment by the Agent Bank
The Agent Bank shall: (a) before [17:00] (Beijing Time) on each Drawdown Date, pay to the Loan Account the Loan funds actually received pursuant to Clause 8.1 and make payment in accordance with Clause 8.2; and (b) before [17:00] (Beijing Time) on the day of receipt, distribute all amounts received pursuant to Clause 8.3 to each Syndicate Member Account in the order and proportions set out in Clause 8.5. The Agent Bank shall notify each Lender of the payment status.

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Under entrusted payment, if the Borrower's payment instructions or transaction materials are inaccurate, incomplete or invalid, causing the Agent Bank to fail to complete the entrusted payment in time, the Agent Bank shall not be liable and the Borrower's repayment obligations shall not be affected.

If the counterparty's bank returns funds, the Agent Bank shall not be liable and the Borrower's repayment obligations shall not be affected. The Borrower authorizes the Agent Bank to freeze any returned funds. In such case, the Borrower shall resubmit payment instructions and purpose evidence, and after the Agent Bank's review and approval, the Loan shall be paid to the Borrower's counterparty account from the Loan Account.
8.5 Order of Application
Unless otherwise required by applicable law, the Agent Bank shall apply amounts received under Clause 8.3 in the following order:
(1)    Any agent fees due under Clause 17.1 and reasonable costs and expenses incurred by the Agent Bank in implementing the Finance Documents (if any);
(2)    Any arrangement fees due under Clause 17.1 (if any);
(3)    Any commitment fees due under Clause 17.1, distributed to each Lender in proportion to its Commitment Ratio (if any);
(4)    Any accrued interest (including compound interest and penalty interest) due under this Agreement, distributed to each Lender in proportion to its share of the Loan Balance;
(5)    Any principal due under this Agreement, distributed to each Lender in proportion to its share of the Loan Balance;
(6)    Other amounts due under this Agreement (if any).
8.6 Advances
The Agent Bank may (but is not obliged to) advance any amount on behalf of other Lenders. If a payment that should be made through the Agent Bank to any party has not been received by the Agent Bank on the day the Agent Bank makes such payment, the party having received such payment shall, upon the Agent Bank's written confirmation, immediately return the amount and pay interest from (and including) the date of the Agent Bank's payment to (and including) the date of return at a rate of [0.05% per day].
8.7 Currency
Unless otherwise agreed, all payments under this Agreement shall be made in RMB.
8.8 Set-Off
The Borrower shall not exercise any right of set-off in respect of any payment due under this Agreement.
8.9 Non-Business Days

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If a payment falls due on a non-Business Day, it shall be postponed to the next Business Day in the same calendar month (if any), or if there is no such Business Day, brought forward to the preceding Business Day.
8.10 Sharing
Except as provided in paragraph (4) below, if any Syndicate Member (the "Receiving Member") receives any payment due under this Agreement otherwise than pursuant to Clause 8.3, it shall, on the day of receipt, notify the Agent Bank of the payment (the "Shared Amount") and promptly transfer the Shared Amount to the Agent Bank. Upon such transfer, such payment shall be deemed not to have been made to the Receiving Member. The Agent Bank shall treat the Shared Amount as received from the Borrower and distribute it to each Syndicate Member Account pursuant to Clause 8.4(2). Paragraphs (1) to (3) above do not apply to: (a) any amount received pursuant to a transfer or sub-participation under Article 18; (b) amounts received in litigation or arbitration proceedings validly commenced against the Borrower, provided: (i) the Receiving Member is entitled to bring such proceedings under this Agreement; (ii) it has given prior notice to other Syndicate Members; and (iii) no other Syndicate Member has joined or expressly declined to join within [5] Business Days of receipt of such notice.
ARTICLE 9 TAXES
9.1 Taxes
Unless otherwise expressly required by applicable law, all amounts payable by the Borrower to any Syndicate Member (whether as ultimate recipient or pass-through payer) under this Agreement shall be net of any Tax.
9.2 Stamp Duty
The Borrower and each Syndicate Member shall each bear their own stamp duty relating to the Finance Documents as required by applicable law.
ARTICLE 10 INCREASED COSTS
10.1 Increased Cost Notice
If, after the Effective Date, as a result of the introduction, implementation or change of any applicable law or regulation or its interpretation, or as a result of compliance with requirements of any central bank, fiscal, tax, financial regulatory or other administrative authority with jurisdiction over it, any Lender (an "Affected Lender") incurs any of the following costs ("Increased Costs"): (a) an increase in or additional cost of executing or performing the Finance Documents; (b) a reduction in any amount received or receivable under the Finance Documents; or (c) an increase in or additional cost of making available any Loan, maintaining or funding its Commitment or its share of any Loan Balance — the Affected Lender shall, upon becoming aware, promptly notify (the "Increased Cost Notice") the Agent Bank specifying in detail the cause and calculation of the Increased Costs; the Agent Bank shall promptly notify the Borrower upon receipt.
10.2 Compensation

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Within [10] Business Days after the Borrower's receipt of an Increased Cost Notice, the Borrower shall pay through the Agent Bank to the Affected Lender an amount equal to the Increased Costs. However, the Borrower shall not be required to compensate for Increased Costs: (a) already compensated under other provisions of the Finance Documents; (b) attributable to a Tax on overall net income or profits of a Lender or its branch imposed by the jurisdiction of its incorporation, tax residence or place of business; (c) attributable to the Lender's own wilful misconduct or gross negligence; or (d) attributable to any transaction of any Lender other than under the Finance Documents.
ARTICLE 11 CHANGE OF LAW
11.1 Change of Law Notice
If, after the Effective Date, as a result of the promulgation, implementation or change of any applicable laws or regulations or their interpretation, and/or in order to comply with any requirements of any central bank, fiscal, financial regulatory authority or other administrative authority having jurisdiction over it, it becomes or will become unlawful or in violation of regulatory requirements for any Lender (an "Affected Lender") to continue to perform the Finance Documents, participate in the disbursement of any Loan funds, maintain or fund its Commitment, or maintain its share in any outstanding Loan balance, such Affected Lender shall, as soon as practicable after becoming aware of such circumstances, notify (a "Change in Law Notice") the Agent Bank, specifying in detail the reasons and basis for such unlawfulness or violation of regulatory requirements. The Agent Bank shall, as soon as practicable after receiving any Change in Law Notice, notify the Borrower.
11.2 Cancellation and Prepayment
Upon the Borrower's receipt of a Change of Law Notice, the Commitment of the Affected Lender shall be automatically cancelled in full immediately.

The Borrower shall, within [20] Business Days after receipt of a demand from the Affected Lender, prepay to the Affected Lender its share in any Loan Balance together with accrued interest thereon.

Where a Commitment is cancelled and a prepayment is made pursuant to the provisions of this Clause, the Affected Lender shall have no obligation to pay any penalty or fee to the Borrower.
.
ARTICLE 12 MITIGATION
12.1 Mitigation
If any of the following circumstances occurs, the affected Syndicate Member shall consult in good faith with the Borrower and the other Syndicate Members, and shall use reasonable endeavors to mitigate the impact caused by such circumstances; provided, however, that the obligations of the Borrower under the Finance Documents shall not be released or reduced by virtue of the provisions of this Clause: (a) The Borrower shall compensate any Lender for any Increased Costs in accordance

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with the provisions of Clause 10 (Increased Costs) of this Agreement; (b) The Borrower shall make prepayment to any Lender in accordance with the provisions of Clause 11 (Change of Law) of this Agreement; (c) Any Commitment shall be cancelled in accordance with the provisions of Clause 11 (Change of Law) of this Agreement.
The measures that any Syndicate Member shall take under this Clause include, without limitation: (a) changing the Facility Agent; (b) transferring its Commitment or its share in the outstanding balance of the relevant Loans to any other person not affected by the circumstances set out in this Clause; and/or (c) applying for any exemption, reduction, tax refund or forbearance.
12.2 Limitation
Any Syndicate Member shall not be obligated to take any measure under Clause 12.1 (Mitigation of Loss) if an Event of Default or a Potential Event of Default has occurred, or if such Syndicate Member, in its reasonable judgment, considers that taking any measure in accordance with the provisions of Clause 12.1 (Mitigation of Loss) of this Agreement would be prejudicial to its business, operations or financial condition.

The Borrower shall indemnify the relevant Syndicate Member against any reasonable costs and expenses incurred by such Syndicate Member as a result of taking any measure in accordance with the provisions of Clause 12.1 (Mitigation of Loss) of this Agreement.
ARTICLE 13 REPRESENTATIONS AND WARRANTIES
Each Obligor hereby makes each of the following representations and warranties to the Syndicate Members as at the Effective Date and as at each Drawdown Date (by reference to the facts and circumstances then prevailing):

13.1 Status. Each Obligor is duly incorporated, registered and validly existing under PRC law and has the legal capacity to carry on its business and to own its assets.
13.2 Authorization. The execution, delivery and performance by each Obligor of the Finance Documents to which it is a party have been duly authorized by all necessary corporate action.
13.3 No Conflict. The execution and performance of the Finance Documents do not: (a) breach any provision of any Obligor's constitutional documents; (b) conflict with or result in a breach of any agreement or authorization binding on any Obligor; or (c) violate any applicable law or regulation.
13.4 Validity and Enforceability. Each Finance Document to which an Obligor is a party constitutes (or will constitute when executed) the valid, binding and legally enforceable obligation of such Obligor in accordance with its terms.
13.5 Legal Proceedings. No Obligor is a party to any pending or (to the best of its knowledge) threatened litigation, arbitration, administrative proceedings, judicial or administrative enforcement proceedings or similar proceedings that could have a Material Adverse Effect.
13.6 No Insolvency Event. No Obligor has initiated or is subject to any cessation, dissolution, liquidation, bankruptcy, reorganization, arrangement, rehabilitation or similar proceedings.

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13.7 No Event of Default. No Event of Default has occurred or is continuing.
13.8 Compliance with Laws. Each Obligor complies in all material respects with all applicable laws and regulations relevant to its business and operations.
13.9 Ranking. The Syndicate Members' claims against the Borrower (or, as applicable, each Security Provider) under the Finance Documents rank at least pari passu with all other unsecured and non-statutory-preferential claims of other creditors against the Borrower (or, as applicable, such Security Provider).
13.10 No Immunity. No Obligor or its assets enjoys any immunity from suit, judgment, execution, attachment or other proceedings in any jurisdiction.
13.11 Disclosure. (1) As at the date of the Information Memorandum, the information disclosed in the Information Memorandum is true, complete and accurate in all material respects and does not omit any information that has or could have a Material Adverse Effect. (2) Since the date of the Information Memorandum, there has been no change in the legal status, business condition, financial condition or assets of the Borrower (or any Security Provider) that has had or could have a Material Adverse Effect. (3) The most recent financial statements provided by the Borrower to the Syndicate Members have been prepared in accordance with PRC Accounting Standards and fairly, truly, completely and accurately reflect the financial condition of the Borrower as at their date; they do not omit any material liability, material income or material loss. (4) All materials provided by the Borrower to the Syndicate Members are true, complete and valid.
13.12 Anti-Money Laundering and Anti-Terrorist Financing. Each Obligor complies in all material respects with all anti-money laundering, anti-terrorist financing, sanctions and anti-corruption laws and regulations applicable to it.
13.13 ESG. (1) The Borrower's internal management documents relating to environmental and social risks comply with applicable laws and have been effectively implemented. (2) The Borrower is not involved in any significant litigation relating to environmental and social risks.
13.14 No Material Adverse Effect. No event or circumstance having a Material Adverse Effect has occurred. The Borrower has not concealed from the Lenders any information or event that may affect the financial condition or ability to perform of the Borrower or any Guarantor.
13.15 Lawfulness of Acquisition Funds. The sources of funds used by the Borrower for payment of the Acquisition Consideration (other than the syndicated M&A loan) are lawful.
13.16 Acquisition Compliance. The M&A transaction complies with all applicable laws, regulations and regulatory requirements and there are no compliance issues.
13.17 No Material Proceedings. None of the acquisition parties or the Guarantor is involved in any material litigation, arbitration, administrative proceedings or claims that would result in the Borrower being unable to continue as a going concern.
13.18 Acquisition Legality. The completion and implementation of the M&A transaction will not violate any applicable laws, regulations or regulatory requirements.
13.19 Acquisition Capacity. The Borrower shall ensure that the Borrower, the counterparties to the M&A transaction, and all parties to the Equity Purchase Agreement have the legal capacity to participate in the M&A transaction; the M&A transaction has obtained or will obtain all required

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approvals, permits, authorizations or consents in accordance with applicable laws; and all necessary registration and announcement procedures have been or will be completed.
13.20  Industrial and Commercial Reporting. Each Obligor has submitted its annual reports in accordance with the requirements of relevant laws, and no Obligor has been included in the list of business anomalies or the list of enterprises with serious illegal and dishonest conduct.
13.21 Counter-guarantee. If the Borrower has entered into or will enter into a counter-guarantee agreement or similar agreement with any Guarantor regarding its guarantee obligations, such agreement will not impair any rights of the Lenders under this Agreement.
13.22 No Prejudice to Lenders' Interests. The Borrower shall ensure that no member of the Group, any party to the M&A transaction, or any Guarantor shall enter into any agreement or document that prejudices the interests of the Lenders, or engage in any activity sufficient to prejudice the interests of the Lenders.
13.23 Most Favored Creditor. With respect to the Loan under this Agreement, the credit terms provided by the Borrower to the Lenders shall be no less favorable than the terms of any similar loans provided by the Borrower to any other financial institution.
ARTICLE 14 UNDERTAKINGS
The Borrower undertakes to the Syndicate Members that, from the Effective Date until all its obligations under this Agreement are fully discharged:
14.1 Affirmative Covenants
(1)    Ranking. The Syndicate Members' claims under the Finance Documents against the Borrower (or, as applicable, each Security Provider) shall rank at least pari passu with all existing and future unsecured and non-statutory-preferential claims of other creditors.
(2)    Legal Status and Capacity. The Borrower shall (and shall procure that each Security Provider shall) maintain its corporate existence in good standing and ensure it has the necessary civil capacity to perform each Finance Document.
(3)    Compliance with Laws. The Borrower shall (and shall procure that each Security Provider shall) comply in all material respects with all applicable laws and regulations, including environmental, tax, energy conservation and emissions-reduction laws and regulations.
(4)    Authorizations. The Borrower shall (and shall procure that each Security Provider shall) timely obtain, comply with and maintain all approvals, permits, consents, registrations and filings necessary for the performance of each Finance Document and the Project.
(5)    Reporting to SAMR. The Borrower shall (and shall procure that each Security Provider shall) timely submit annual reports to the SAMR and ensure that neither the Borrower nor any Security Provider is placed on the business abnormality list or serious violations list.
(6)    Obligation to Provide Information. The Borrower shall: (a) provide the Agent with its financial statements (including schedules) for the relevant quarter within [90]    days after the end of each quarter.; (b) provide the Agent with its financial statements (including schedules) for the relevant half financial year within [120] days after the end of each half financial year; (c)  provide the Agent with its annual financial statements (including

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schedules) for the relevant financial year, audited by a certified public accountant, within [180 days after the end of each financial year, together with the professional audit opinion of the certified public accountant on such statements; (d) ensure that its financial statements are prepared in accordance with applicable laws and regulations and accounting standards and shall cause each Security Provider to ensure that its financial statements are prepared; (e) within [30] days after a request by the Agent Bank, provide copies of the approvals, permits, consents, registrations and filings obtained by it (or, as applicable, each Security Provider) under Clause 14.1(4) (Authorizations) of this Agreement; (f) where the Borrower provides financial statements or copies of other materials pursuant to this Clause, it shall simultaneously provide a certificate signed by a director or chief financial officer and affixed with the official seal of the Borrower, confirming that such copies are consistent with the originals and the information disclosed is accurate, complete and up-to-date; (g) when providing the financial statements specified in items (a) and (b) of this Clause, the Borrower shall simultaneously provide a certificate signed by a director or chief financial officer and affixed with the official seal of the Borrower, setting out in reasonable detail the calculation basis and results of the financial ratios specified in Clause 14.1(8)(Credit Rating); (h) timely provide records and materials regarding the use of loan funds as requested by the Agent Bank; and (i) All materials provided by the Borrower to the Syndicate Members shall be true, complete and valid.
(7)    Notification. Upon the occurrence of any of the following circumstances, the Borrower shall immediately notify the Agent upon becoming aware thereof: (a) the occurrence of any Event of Default or Potential Event of Default; (b) the institution of any court litigation, arbitration, administrative proceeding, execution proceeding by a judicial or administrative authority, or other proceeding of a similar nature against the Borrower or any Guarantor, or instituted by the Borrower or any Guarantor against any other person, wherein the amount in dispute equals or exceeds 5% of the total audited assets of the Borrower or any Guarantor for the preceding year; (c) any connected transaction with a total amount equaling or exceeding 10% of its net assets, including: the connected relationship among the parties to the transaction, the transaction item and nature, the transaction amount and corresponding proportion, pricing policy, etc.; (d) the actual investment in the Project exceeding the originally stipulated investment amount; (e) the occurrence of any event that has or may have a Material Adverse Effect. a Material Adverse Effect.
(8)    Credit Rating. The Borrower shall cooperate with the Lenders in the credit rating of the Borrower and provide relevant materials as required by the Lenders.
(9)    Project Capital. The Borrower shall ensure that the project capital is contributed prior to the disbursement of the bank loans.
(10)    Project Progress. The Borrower shall ensure that the actual progress of the Project matches the invested amount, ensure that the disbursement of loans matches the actual progress and funding requirements of the Project, and ensure the completion of the Project in accordance with the project construction progress schedule stipulated in the Project Documents.
(12)    Security or Support . The Borrower and each Guarantor agree to provide the following support or security to each Lender: (a) the guarantee under the Syndicated Loan Guarantee

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Contract of China Banking Association (Contract No.: ******); (b) the pledge security under the Pledge Contract (Contract No.: ******).
(13)    Anti-Money Laundering and Counter-Terrorist Financing.
(a) The Borrower shall, and shall ensure that each Guarantor shall, comply with national laws, regulations and regulatory provisions on anti-money laundering, counter-terrorist financing, sanctions or counter-sanctions, and anti-corruption, shall not organize or participate in illegal or criminal activities such as money laundering, sanctions, terrorist financing, or corruption, nor provide any form of convenience or assistance for such illegal or criminal activities, and shall cooperate with the Lenders in anti-money laundering, counter-terrorist financing, sanctions or counter-sanctions, and anti-corruption related work as required by the Lenders;
(b) The Borrower shall, and shall ensure that each Guarantor shall, cooperate with the Lenders in customer identification and due diligence as required by the Lenders, and provide and update information on the Borrower, the Guarantors and their beneficial owners, specifically including but not limited to: ① information regarding the equity or control of the Borrower and the Guarantors, including but not limited to: certificates of incorporation, certificates of good standing, partnership agreements, trust agreements, memorandums, articles of association, materials relating to the legal representative, materials relating to the actual controller, and other documents that can verify the customer's identity; ②information regarding the senior management of the Borrower and the Guarantors, including but not limited to: lists of the board of directors, senior management and shareholders, the number of shares held by each shareholder and the type of shares held (including the type of relevant voting rights); ③principal operational and industry information of the Borrower and the Guarantors, including but not limited to: the industry of the Borrower, registered capital, business scope, date of establishment, operational status, sources of income, and other documents that can prove the operational status of the Borrower and the Guarantors; ④background information on the Borrower's conduct of this transaction, including but not limited to the source, destination, and purpose of the funds for the transaction under this Agreement, and the actual beneficiaries;⑤Where there is any change in the beneficial owners of the Borrower and the Guarantors or any change in the declared information of the beneficial owners, the Borrower shall inform the Lenders within 【5】 Business Days from the date of such change;⑥Other materials reasonably required by the Lenders from the Borrower to comply with anti-money laundering, counter-terrorist financing, sanctions or counter-sanctions, and anti-corruption related provisions, or to assess relevant risks;
(c) Ensure that it and its controlled or actually controlled enterprises, major shareholders, legal representatives, board members, senior management, and authorized business personnel are not listed on the sanction resolution lists published by the UN Security Council and recognized by the State, the lists of terrorist organizations and terrorist individuals, sanction or counter-sanction lists published by competent state authorities, and other counter-terrorist financing monitoring lists required to be monitored by the PBOC, and ensure that its transactions do not involve violations of relevant anti-money laundering, counter-terrorist financing, sanctions or counter-sanctions, and anti-corruption laws and regulations of the relevant countries or regions where the business is conducted.

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(14)    Environmental, Social and Governance.
(a) the Borrower shall ensure that all actions and performances relating to environmental and social risks are compliant; sound internal management systems for environmental and social risks are established and improved, which specify in detail the responsibilities, obligations, and penal measures of the Borrower's relevant responsible personnel; sound emergency mechanisms and measures for environmental and social risk incidents are established and improved; a dedicated department and/or designated dedicated personnel are set up to be responsible for environmental and social risk matters; it cooperates with each Lender or its recognized third party in the assessment and inspection of the Borrower's environmental and social risks; it makes appropriate responses or takes other necessary actions in the face of strong questioning from the public or other stakeholders regarding the Borrower's performance in controlling environmental and social risks; it urges the Borrower's vital connected parties to strengthen their management to prevent the environmental and social risks of such connected parties from contaminating the Borrower; and it performs other matters that each Lender deems relevant to the control of environmental and social risks.
(b) the Borrower shall promptly and sufficiently inform the Agent of the following circumstances: the status of various permits, approvals, and authorizations related to environmental and social risks during commencement, construction, operation, and shutdown; the assessment and inspection status of the Borrower's environmental and social risks by environmental and social risk regulatory authorities or their recognized institutions; the supporting construction and operation status of environmental facilities; the emission and compliance status of pollutants; the safety and health status of employees; major complaints and protests from adjacent communities against the Borrower; major environmental and social claims; and other major circumstances that the Lenders deem relevant to environmental and social risks
(15) Other Agreed Matters.
(a) Security Interests. Except for the Security Interests created under the Security Documents, the Borrower shall ensure that no Security Interest is created or exists over the equity in the Target Company unless the consent of the Majority Lenders is obtained.
(b) Disposal of Assets. The Borrower shall ensure that it does not sell, lease, assign, transfer, or otherwise dispose of any of its material assets, whether in a single transaction or a series of transactions, unless the consent of the Majority Lenders is obtained.
(c) Merger and Division. The Borrower shall ensure that it does not undergo any merger, division, equity transfer, contracted operation, or similar arrangement, unless the consent of the Majority Lenders is obtained.
(d) Reduction of Registered Capital. The Borrower shall ensure that it does not reduce its registered capital unless the consent of the Majority Lenders is obtained.
(e) Change of Business. The Borrower shall ensure that it does not change its principal business unless the consent of the Majority Lenders is obtained.
(f) Dividend Restrictions. Before the Borrower has fully repaid the current year's loan principal and interest to the Lenders, the Borrower shall not distribute dividends or bonuses to its shareholders in any form; the Borrower shall promptly inform the Lenders of the Target's

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final confirmed formal dividend plan or proposal, and the Lenders shall have the right to determine a new accelerated repayment plan based on the Target's formal dividend plan or proposal.
(g) Permitted Indebtedness. Except for Permitted Indebtedness, the Borrower shall not incur any other Indebtedness, unless the consent of the Majority Lenders is obtained.
(h) Permitted Investments. Except for Permitted Investments, the Borrower shall not make any other external investments.
(i) Others. The Borrower shall ensure that it does not undertake any other material matters that may affect its debt repayment capacity, unless the consent of the Majority Lenders is obtained.
14.2 Negative Covenants
The Borrower shall not, without the prior written consent of the Agent Bank (pursuant to a Majority Lender decision):
(1)    Security Interests. Except for the Security Interests created under the Security Documents, the Borrower shall ensure that no Security Interest is created or exists over the equity in the Target Company unless the consent of the Majority Lenders is obtained.
(2)    Disposal of Assets. The Borrower shall ensure that it does not sell, lease, assign, transfer or otherwise dispose of any of its material assets, whether by a single transaction or by several transactions or a series of transactions, unless the consent of the Majority Lenders is obtained.
(3) Merger and Division. The Borrower shall ensure that no merger, division, equity transfer, contracted operation or similar arrangement is undertaken, unless the consent of the Majority Lenders is obtained.
(4)    Reduction of Registered Capital. The Borrower shall ensure that its registered capital is not reduced, unless the consent of the Majority Lenders is obtained.
(5)    Change of Business. The Borrower shall ensure that its principal business is not changed, unless the consent of the Majority Lenders is obtained.
(6)    Dividend Restrictions. Prior to the full repayment of the current year's loan principal and interest to the Lenders, the Borrower shall not distribute dividends or bonuses to its shareholders in any form; the Borrower shall promptly inform the Lenders of the Target's finally confirmed formal dividend plan or proposal, and the Lenders shall have the right to determine a new accelerated repayment plan based on the Target's formal dividend plan or proposal.
(7)    Permitted Indebtedness. Except for Permitted Indebtedness, the Borrower shall not incur any other indebtedness, unless the consent of the Majority Lenders is obtained.
(8)    Permitted Investments. Except for Permitted Investments, the Borrower shall not make any other external investments.
(9)    Others. The Borrower shall ensure that no other material matters that may affect its debt repayment capacity are undertaken, unless the consent of the Majority Lenders is obtained.
ARTICLE 15 EVENTS OF DEFAULT

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15.1 Events of Default
Each of the following events or circumstances constitutes an Event of Default:
(1)    Non-payment. The Borrower fails to pay any amount due and payable in the amount, currency, and method of payment, and at the time as stipulated in this Agreement..
(2)    Misappropriation of Loan. The Borrower fails to use any tranche of the loan funds for the purpose stipulated in this Agreement.
(3)    Misrepresentation. Any representation of fact made by the Borrower under Article 13 (Representations) of this Agreement is untrue, inaccurate, incomplete or misleading in any material respect..
(4)    Breach of Covenants or Other Obligations. The Borrower fails to comply with the obligations under Article 14 (Covenants) or fails to perform or comply with any other obligations as stipulated in this Agreement.
(5)    Cross-Default. The Borrower fails to repay any indebtedness other than Permitted Indebtedness, and the aggregate amount thereof reaches or exceeds RMB 10,000,000..
(6)    Insolvency
(a) Any creditor of the Borrower or any Guarantor declares a moratorium on the repayment of any indebtedness of the Borrower other than Permitted Indebtedness, and the aggregate amount thereof reaches or exceeds RMB 10,000,000.
(b)The Borrower or any Guarantor commences discussions with any of its creditors regarding debt restructuring arrangements such as a moratorium on any indebtedness other than Permitted Indebtedness, and the aggregate amount thereof reaches or exceeds RMB 10,000,000.
(c) The Borrower or any Guarantor ceases or suspends making payments to its creditors generally, or is unable, admits its inability, or is presumed or deemed unable to pay its debts as they fall due, or declares that it will not pay its due debts.
(7)    Winding-up and Bankruptcy Events. The Borrower or any Guarantor initiates or has initiated against it any cessation of business, dissolution, liquidation, bankruptcy, reorganization, composition, rectification or similar proceedings.
(8)    Enforcement Events. Any assets of the Borrower with an aggregate market value or book value, whichever is lower, reaching or exceeding RMB 100,000,000 are seized, frozen, distrained, enforced, levied, confiscated or subjected to other similar measures, and such measures are not released or lifted within 【30】 Business Days after their commencement.

(9)    Material Adverse Effect. Any event or circumstance occurs that has a Material Adverse Effect.
(10)    Invalidity of Finance Documents. Any Finance Document becomes invalid or unenforceable.
.
(11)    Evasion of Bank Debts. The Borrower evades the performance of its obligations under this Agreement by means of sham bankruptcy, improper asset transfer, or other similar means..
(12)    Breach of Environmental, Social and Governance Obligations

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(a) The representations, warranties, and covenants made by the Borrower regarding environmental and social risk management are not duly performed.
(b) The Borrower is penalized by relevant government authorities due to poor environmental and social risk management, and the penalty amount exceeds RMB 50,000,000.
(c) Other Events of Default regarding environmental and social risk management as agreed between each Lender and the Borrower, including cross-default events.
(13)The Project
Any material adverse change occurs to the Project, including but not limited to:(a) The Project Documents are no longer lawful, valid, or enforceable; (b) The construction or operation of the Project ceases, is terminated, or is suspended; (c) Any party to a Project Document breaches a material obligation under such Project Document.

(14) Local Implicit Debt
The Borrower is involved in any newly added local government implicit debt, including circumstances where the Borrower becomes a debtor or guarantor of any local government implicit debt, the security or other credit enhancement measures for any debt of the Borrower are determined or may be determined as local government implicit debt, or the Borrower directly or indirectly participates in or arranges local government implicit debt in any other manner.
The "local government implicit debt" referred to in this paragraph means: debt determined as implicit debt by national financial departments, audit departments, and other regulatory authorities, or debt that, although not yet determined as implicit debt by regulatory authorities, is financing outside the statutory government debt limits that actually relies on fiscal funds for repayment or credit support (including guarantees, buybacks, etc.).

15.2 Remedies of Syndicate Members
At any time following the occurrence of an Event of Default, by way of decision by the Majority Lenders, the Agent Bank may (and, upon instruction of the Majority Lenders, shall) by written notice to the Borrower take any one or more of the following actions:
(1)    Cancel — cancel all or any part of the undrawn Total Commitments;
(2)    Accelerate — declare all or any part of the Loans, together with all accrued interest and other outstanding amounts, immediately due and payable;
(3)    Enforce Security — direct the enforcement of any or all Security Interests under the Security Documents;
(4)    Other remedies — exercise any other rights or remedies available under the Finance Documents or applicable law.

In an emergency and where the interests of the Syndicate Members may be materially prejudiced, the Agent Bank may take such action as it deems appropriate to protect the rights of the Syndicate

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Members before a Syndicate Meeting can be convened, and shall promptly report to the Lenders thereafter. If any individual Lender sustains a loss as a result of the Agent Bank's emergency action, the Agent Bank shall be liable only for its gross negligence or wilful misconduct.
ARTICLE 16 SYNDICATE RELATIONSHIPS
16.1 Appointment of Agent Bank
Each Syndicate Member irrevocably appoints the Agent Bank to act as its agent on the terms set out in this Agreement and authorizes the Agent Bank to take such actions on its behalf as are specifically delegated to the Agent Bank and to exercise such rights, powers, discretions and duties as are incidental thereto.
16.2 Agency Relationship
The relationship between the Agent Bank and the other Syndicate Members is that of agent and principal only. The Agent Bank is not a trustee for the other Syndicate Members. The Agent Bank shall not be liable for any actions taken or omitted in good faith. Each Syndicate Member shall be responsible for its own assessment of the creditworthiness of the Borrower and each Security Provider and for its own decision to enter into or remain party to any Finance Document.
16.3 Duties of Agent Bank
The Agent Bank shall:
(a)    promptly forward to each Lender information, notices and documents received from the Borrower or any Security Provider that are material to the rights of the Lenders under the Finance Documents;
(b)    promptly notify each Lender of any Event of Default or Potential Event of Default of which it becomes aware;
(c)    carry out such administrative functions and duties as are expressly assigned to it in this Agreement; and
(d)    take instructions from the Majority Lenders (or all Lenders, where required) on all matters requiring a Lender decision.

The Agent Bank shall not be required to: (i) take any legal action or proceedings; (ii) disclose any information in respect of which it is bound by a duty of confidentiality; or (iii) act in any way that would expose it to any personal liability without adequate indemnification.
16.4 Agent Bank's Rights
The Agent Bank may: (a) rely on any representation, notice or document believed by it in good faith to be genuine and correct and to have been signed by the appropriate person; (b) rely on any statement made by a director, officer or employee of any person concerning any matters which may reasonably be assumed to be within his knowledge or within his power to verify; (c) obtain and pay for legal or other professional advice; (d) act or refrain from acting on the basis of a majority decision of the Lenders; and (e) engage agents or sub-agents.

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16.5 Independent Credit Assessment
Each Syndicate Member acknowledges that it has made (and shall continue to make) its own independent assessment of the creditworthiness of the Borrower and each Security Provider and has not relied solely on any information provided by the Agent Bank or any other Syndicate Member.
16.6 Agent Bank as Lender
The Agent Bank may also act as a Lender under this Agreement and shall have the same rights and obligations as any other Lender in that capacity.
16.7 Syndicate Meeting
The Agent Bank shall convene a syndicate meeting (a "Syndicate Meeting") when: (a) required by applicable law or the terms of this Agreement; (b) required by any Lender; (c) the Agent Bank considers it necessary. The Agent Bank shall give each Lender at least [5] Business Days' prior notice of a Syndicate Meeting (unless waived). A Syndicate Meeting shall be quorate if Lenders representing at least [50%] of the Total Facility are represented. Decisions may be passed by a simple majority of the Total Facility unless this Agreement requires a higher threshold.

Decisions passed at a Syndicate Meeting bind all Syndicate Members. The Agent Bank shall circulate minutes of each Syndicate Meeting to all Syndicate Members within [10] Business Days. Decisions may also be made in writing (including by email) by the required majority of Lenders without a formal meeting, provided all Lenders are given a reasonable opportunity to respond.

The Agent Bank shall be responsible for fund supervision matters relating to this Project, as further detailed in the Account Supervision Agreement (Contract No.: 2026 DYJZ 061).
16.8 Lender Indemnity
Each Lender shall, in proportion to its Commitment Ratio, indemnify the Agent Bank within [10] Business Days of demand for all reasonable costs, expenses, losses, liabilities (including legal fees) incurred by the Agent Bank in its capacity as Agent Bank under the Finance Documents (except where caused by the Agent Bank's own negligence or misconduct), to the extent not already recovered from the Borrower. Any Lender may request a detailed computation of the indemnity amount, which the Agent Bank shall provide within [10] Business Days.
16.9 Resignation of Agent Bank
The Agent Bank (the "Resigning Agent Bank") may at any time notify the Lenders of its intention to resign. The Majority Lenders shall appoint a qualified, reputable and experienced financial institution as successor agent bank (the "Successor Agent Bank") within [10] Business Days. If no appointment is made within such period, the Resigning Agent Bank may appoint a successor of its choosing. The Successor Agent Bank need not be an existing Syndicate Member. The resignation and appointment take effect from the date the Successor Agent Bank notifies the other parties of its assumption of office. From that date, the Resigning Agent Bank is released from further obligations and the Successor Agent Bank assumes all rights and obligations.

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The Majority Lenders may notify the Agent Bank to resign; the Agent Bank shall do so in accordance with this Clause. Otherwise, the Majority Lenders may decide to replace the Agent Bank.
16.10 Deductions by Agent Bank
If any Syndicate Member owes amounts to the Agent Bank, the Agent Bank may, after notifying such Syndicate Member, deduct up to the amount owed from any payment otherwise due to such Syndicate Member, to satisfy such liability; the deducted amount shall be deemed received by that Syndicate Member.
16.11 Other Business
Each Syndicate Member (including its branches) may accept deposits from, provide other loans to, or transact any other banking business with the Borrower; however, during the syndication period, no Syndicate Member (including its branches) shall in principle provide loans or other credit facilities in respect of the Project outside the syndicate in a manner that is prejudicial to other Syndicate Members.
16.12 Dealings with Lenders
Unless the Agent Bank receives contrary notice from a Lender in accordance with this Agreement, the Agent Bank may assume that such Lender is entitled to receive payments under this Agreement and is acting through its handling branch.
16.13 Notifications Among Syndicate Members
The Agent Bank shall promptly notify all Syndicate Members upon becoming aware of any potential issue with the Loans. Any Syndicate Member shall promptly notify the Agent Bank upon becoming aware of any issue prejudicial to the Syndicate Members' interests; the Agent Bank shall promptly notify all other Syndicate Members.
16.14 AML/ATF Obligations
Each Syndicate Member shall fulfill all anti-money laundering and anti-terrorist financing obligations required by applicable law, assume corresponding legal responsibilities, provide necessary assistance to other Syndicate Members and take effective risk management measures.
ARTICLE 17 FEES AND INDEMNITIES
If the parties have entered into a Fee Letter in relation to the transactions under this Agreement, and any provision below is inconsistent with the Fee Letter, the Fee Letter shall prevail.
17.1 Syndicate Fees
In consideration of the services provided by the Mandated Lead Arranger (including syndication organization, document coordination, negotiation, loan allotment and syndicate administration), the Borrower agrees to pay:

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(a)    In consideration of the services provided by the Agent Bank during this transaction, such as syndication organization, document coordination, negotiation organization, loan share distribution, and coordination of syndicate affairs, the Borrower agrees to pay the Arrangement Fee under this Agreement. The total amount of the syndication arrangement fee under this Agreement is RMB Fifteen Million Only (¥15,000,000.00), which shall be paid in nine (9) installments, with each installment being RMB One Million Six Hundred Sixty-Six Thousand Six Hundred Only (¥1,666,600.00). If the payment in installments as set forth above results in any difference between the cumulative amount paid and the total Arrangement Fee, such difference shall be made up or adjusted and settled concurrently with the payment of the last installment of the Arrangement Fee.;
(b)    The first installment of the Arrangement Fee shall be paid within one week after the effectiveness of this Agreement. Within the aforesaid time limit, the Borrower shall deposit the first installment of the Arrangement Fee in full into the Designated Account listed below, and irrevocably authorize the Agent Bank to directly debit such amount from such account on the date of expiration of such time limit (or any other debit date notified by the Agent Bank).
(c)    For the second to the ninth installments of the Arrangement Fee, the Borrower shall, prior to January 20 of each year, deposit the current installment of the Arrangement Fee in full into the Designated Account set forth in the preceding paragraph, and irrevocably authorize the Agent Bank to debit the current installment of the Arrangement Fee from such account on its own on January 20 of each year.
(d) Upon receipt of any current installment of the Arrangement Fee, the Agent Bank shall, within ten (10) Business Days, remit the corresponding funds to the bank accounts designated in writing by each Syndicate Lender, in proportion to such Lender's participation share under this Agreement.
The information of the Designated Account of the Agent Bank is as follows:
Account Name: ECARX (Hubei) Ecosystem Investment Co., Ltd.
Account Number: 558645002487
Account Bank: Bank of China Limited Wuhan Donghu Sub-branch
(e) In the event of voluntary prepayment by the Borrower, the Arrangement Fee and the Participation Fee shall be non-refundable. Upon mutual agreement between the Agent Bank and the Borrower, the unpaid Arrangement Fee may be otherwise agreed upon.
17.2 Syndicate Costs
(a) Unless otherwise provided by laws and regulations, the Parties hereby agree: all reasonable costs and expenses incurred by any Syndicate Member in connection with the negotiation, preparation, execution, amendment, and waiver of the Finance Documents shall be borne by the Borrower, including, without limitation, the fees of professional institutions such as lawyers and appraisers.
(b) Unless otherwise provided by laws and regulations, the Parties hereby agree: all costs and expenses incurred by any Syndicate Member in any jurisdiction in connection with the enforcement or preservation of its rights under the Finance Documents shall be borne by the

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Borrower, including, without limitation, the fees of professional institutions such as lawyers and appraisers, and the costs of litigation or arbitration.
17.3 Indemnity
The Borrower shall, within [10] Business Days of demand by any Syndicate Member, pay to that Syndicate Member an amount equal to all losses, costs or expenses incurred by it (excluding indirect losses or loss of profit) as a result of: (a) any Event of Default; (b)  any due amounts on a date other than their due date (except for voluntary prepayment in accordance with Section 7.1 of this Agreement); (c) The Borrower fails to pay any due amounts on their due date; (d) Due to reasons attributable to the Borrower, any loan funds are not fully and timely drawn in accordance with the time and amount specified in the Drawdown Notice;(e) The Borrower cancels any Lender's Commitment in breach of the provisions of this Agreement; (f) The information and materials provided by the Borrower are untrue..
17.4 Currency Indemnity
If any payment made by the Borrower under this Agreement is not made in the currency expressly stipulated in this Agreement as the payable currency (the "Contract Currency"), but is made in any other currency other than the Contract Currency (the "Payment Currency"), and after such Syndicate Member converts the Payment Currency into the Contract Currency at the market exchange rate, the amount is less than the amount that such Syndicate Member should have received, then the Borrower shall compensate for such shortfall and the relevant exchange expenses incurred by such Syndicate Member.
17.5 Basis of Calculation
Any Syndicate Member intending to make a claim under Section 17.2 (Syndicate Costs), Section 17.3 (Indemnification for Losses) and/or Section 17.4 (Currency Indemnification) of this Agreement shall notify the Agent Bank, concurrently providing the detailed calculation basis for such claim; upon receipt of such claim, the Agent Bank shall promptly notify the Borrower..
1.6 Exclusions
Under the following circumstances, the Borrower shall not be liable to any Syndicate Member in accordance with the provisions of Section 17.2 (Syndicate Costs), Section 17.3 (Indemnification for Losses) and/or Section 17.4 (Currency Indemnification) of this Agreement: (a) liabilities arising from the gross negligence, fault or willful misconduct of such Syndicate Member; and/or (b) the Borrower has already made compensation to such Syndicate Member in accordance with other provisions of this Agreement.
ARTICLE 18 TRANSFER
18.1 Borrower Transfer
The Borrower shall not assign all or any of its rights or obligations under this Agreement.
18.2 Lender Transfer

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(a) Any Lender (the "Assigning Lender") intending to assign all or any of its rights and/or obligations under this Agreement to one or more financial institutions (the "Assignee Lender(s)") shall give at least [30] Business Days' prior notice (the "Assignment Notice") to the Borrower, the Guarantor(s) (if any) and the Agent Bank.
(b) (Select one by checking √ as appropriate, and mark x for the unselected) [√] Any Lender assigning all or part of its Commitment shall obtain the prior written consent of the Borrower; provided, however, that if the Borrower fails to explicitly notify its objection within [10] Business Days after receipt of the Assignment Notice, the Borrower shall be deemed to have consented to such assignment .[x] The Borrower hereby expressly consents that, during the term of this Agreement, any Lender may assign all or part of its Commitment
(c) Any Lender assigning all or part of its share in the Loan Balance shall not require the consent of the Agent Bank or any other parties to this Agreement.

(d) The Lender shall, in accordance with relevant regulatory requirements, conduct prior centralized registration on a credit asset registration and transfer platform recognized by the National Financial Regulatory Administration (NFRA), and carry out assignment transactions.
18.3 Effectiveness of Transfer
An assignment made by a Lender in accordance with the provisions of Section 18.2 (Assignment by the Lenders) of this Agreement shall become effective on the date of assignment stated in the Assignment Certificate after the Assigning Lender, the Assignee Lender and the Agent Bank have signed an Assignment Certificate completed in full in accordance with the form and content of the attachment to Schedule 3 (Form of Assignment Agreement) of this Agreement. The Agent Bank shall not refuse or delay the signing of the Assignment Certificate.
18.4 Binding Effect
Any assignment made and completed in accordance with the provisions of Article 18 (Assignment) of this Agreement shall be binding on all parties to this Agreement.
18.5 Consequences of Transfer
With effect from the date the transfer becomes effective, the Transferee Lender assumes all of the rights and obligations in respect of the transferred amount that were previously held or owed by the Transferor Lender, and the Transferor Lender is released from further obligation in respect of the transferred amount.
18.6 Release of Transferor Lender
The Borrower (and each Security Provider) shall not have any claim against the Transferor Lender in respect of any transferred obligations arising after the transfer date.
18.7 Further Release of Transferor Lender
The Transferor Lender shall have no obligation to: (a) repurchase from any Transferee Lender any rights and obligations that such Transferor Lender has previously transferred to such Transferee

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Lender in accordance with the provisions of Section 18.2 (Assignment by Lenders) of this Agreement; (b) indemnify any Transferee Lender against any loss suffered by such Transferee Lender as a result of the failure of the Borrower or any other Syndicate Member to perform any of its obligations under this Agreement.
18.8 Register
The Agent Bank shall maintain a register of Lenders recording the initial and each subsequent assignment or transfer. The register shall be conclusive evidence of Lender identity for the purposes of this Agreement.
18.9 Change of Handling Branch
Any Lender may change its Handling Bank by giving at least [30] Business Days' prior notice to the Borrower and the Agent Bank..
18.10 Right of First Offer
(a) Any assignment made by a Lender in accordance with the provisions of Section 18.2 (Assignment by the Lenders) of this Agreement shall be notified to the other Syndicate Members, and shall be assigned to the other Syndicate Members in priority under the same conditions.
(b) The other Syndicate Members shall reply whether they exercise their right of first refusal within [5] Business Days from the date of receipt of the notice under Paragraph 1 above. If any Syndicate Member fails to reply within such period, it shall be deemed to have waived its right of first refusal.
18.11 Applicable Law
Notwithstanding the provisions of Article 18 (Assignment) of this Agreement, if there are other provisions stipulated by national laws and regulations or regulatory authorities regarding syndicated loans, the Lender shall comply with such provisions when making an assignment.
ARTICLE 19 INDIVIDUAL OBLIGATIONS OF SYNDICATE MEMBERS
19.1 Independent Obligations
The obligations of each Lender under this Agreement are several. Failure by a Lender to perform its obligations under this Agreement shall not relieve any other party of its obligations. No Lender is responsible for the obligations of any other Lender.
19.2 Independent Rights
The rights of each Lender under or in connection with this Agreement are separate and independent rights. A Lender may separately enforce its rights independently of any other Lender.
ARTICLE 20 CONFIDENTIALITY
20.1 Confidential Information

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Each Syndicate Member shall keep confidential the contents of this Agreement and related transaction information and shall not disclose them to any third party without the prior written consent of the Borrower (and each other relevant party); provided that disclosure is permitted to: (a) professional advisers, employees and Affiliates who have a genuine need to know, provided they are first informed of the confidential nature of such information and are subject to equivalent confidentiality obligations; (b) any actual or potential Transferee Lender who has agreed to keep such information confidential; (c) any court, tribunal or regulatory body with jurisdiction over such Syndicate Member, in connection with any legal proceedings, audit or regulatory inquiry; and (d) any rating agency engaged by such Syndicate Member for rating purposes.
20.2 Other Disclosures
Disclosure is also permitted if: (a) required by applicable law or stock exchange rules; (b) the information is already publicly available other than through a breach of this Agreement; (c) approved in writing by all parties; or (d) required to enforce rights under the Finance Documents.
20.3 Supersession
The provisions of Section 20.1 (Scope of Confidentiality) and Section 20.2 (Other Scope of Disclosure) of this Agreement supersede any confidentiality undertakings previously made by any Syndicate Member regarding the Borrower, this Agreement, and the transactions under this Agreement prior to such Syndicate Member becoming a party to this Agreement.
20.4 Information Collection
The Borrower acknowledges and agrees that the Syndicate Members may, in accordance with applicable law, collect and use information related to the Borrower and each Security Provider for credit risk assessment and management purposes and may share such information with branches of the same group, Affiliates, co-lenders or third-party service providers, subject to applicable legal requirements.
20.5 Personal Information Protection
The Borrower agrees that, for the performance of this Agreement, the Syndicate Members may process personal data of the Borrower's employees and representatives. The Syndicate Members shall process such personal data in accordance with applicable personal information protection laws and only to the extent necessary.
ARTICLE 21 AMENDMENTS AND WAIVERS
21.1 Application and Consent for Amendment or Waiver
Any amendment to or waiver of this Agreement requires the consent of the Majority Lenders (except for matters requiring unanimous Lender consent as specified in this Agreement). Any application for amendment or waiver shall be submitted in writing to the Agent Bank, which shall promptly consult the Lenders and provide a response within [15] Business Days.
21.2 Written Amendment

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Any amendment to or waiver of any provision of this Agreement (including this Clause) shall be in writing and signed by the relevant parties; oral amendments and waivers shall not be binding.
21.3 Agent Bank Consent
Any amendment or waiver affecting the Agent Bank's rights or obligations also requires the written consent of the Agent Bank.
ARTICLE 22 NOTICES
22.1 Through the Agent Bank
All notices, requests, demands and other communications from the Borrower to a Lender, or from a Lender to the Borrower, shall be routed through the Agent Bank unless otherwise expressly provided.
22.2 Form of Notice
All notices shall be in writing and delivered by hand, registered mail, courier, email, fax or other agreed means. Notices delivered by hand are effective upon delivery; registered mail or courier is effective on the 5th calendar day after posting; email and fax are effective upon receipt of a delivery confirmation.
22.3 Delivery of Notice
Notices shall be delivered to the addresses, email addresses and fax numbers specified in the signature pages of this Agreement (or such other details as a party may notify in writing). The Agent Bank shall promptly transmit any notice received from one party to the other parties.
22.4 Change of Address
If any party to this Agreement changes its contact address, telex number, fax number or email address, it shall notify the Agent Bank of such change as soon as practicable. Upon receipt of such notice of change, the Agent Bank shall promptly notify the other parties to this Agreement..
22.5 Language of Notices
All notices shall be in Chinese.
22.6 Special Service of Process Provision
For the purposes of any legal proceedings in connection with this Agreement, the Borrower irrevocably agrees that service of process may be effected by delivering a copy of the relevant documents to the address set out in the signature pages (or such other address as the Borrower may notify in writing).
ARTICLE 23 DEBT CERTIFICATE
The Agent Bank's records as to the amount of any Loan, interest, fees or other amount due under this Agreement shall, in the absence of manifest error, be conclusive evidence of such amount as against the Borrower. However, the Borrower may request reconciliation at any time.

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ARTICLE 24 CUMULATIVE RIGHTS AND SEVERABILITY
24.1 Cumulative Rights
The rights and remedies of each party under this Agreement are cumulative and are not exclusive of any other rights or remedies. Failure or delay in exercising any right, power or privilege shall not operate as a waiver thereof.
24.2 Severability
If any provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, such invalidity, illegality or unenforceability shall not affect any other provision, and the remaining provisions shall continue in full force and effect.
ARTICLE 25 LANGUAGE AND COUNTERPARTS
25.1 Language
This Agreement is executed in Chinese.
25.2 Counterparts
This Agreement is executed in twenty-four (24) originals, each of equal legal effect. The Borrower, the Co-Borrower and each Lender shall each hold four (4) originals.
ARTICLE 26 GOVERNING LAW AND DISPUTE RESOLUTION
Any dispute arising from or in connection with this Agreement shall be settled by all parties through amicable negotiation within ten (10) days upon receipt of a written notice from any other party. If the dispute fails to be settled through negotiation within such period, any party shall have the right to choose the dispute resolution method set forth in Item [2] below: [1]Submit the dispute to the [Location of the Agent Bank] Arbitration Commission for arbitration in [Location of the Agent Bank] in accordance with the arbitration rules of the Commission currently in force at the time of applying for arbitration. The arbitral award shall be final and binding upon all parties.; or [2]Submit the dispute to the People's Court at the [Location of the Agent Bank] for resolution through litigation..
ARTICLE 27 EFFECTIVENESS
this Agreement shall become effective on the date on which the legal representatives / persons in charge or authorized signatories of the parties sign or affix their seals and the official seals or special contract seals of the parties are affixed (i.e., the date of signing set forth at the beginning of this Agreement, the "Effective Date"), and shall terminate on the date on which all obligations under this Agreement are unconditionally and irrevocably discharged..

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SYNDICATED LOAN AGREEMENT — STRICTLY CONFIDENTIAL
SCHEDULE 1 INITIAL COMMITMENTS OF LENDERS

SCHEDULE 2 FORM OF DRAWDOWN CERTIFICATE

ECOSYSTEMSCHEDULE 3 FORM OF TRANSFER AGREEMENT

SCHEDULE 4 ACCOUNTS OF THE PARTIES

SCHEDULE 5 FEE AGREEMENT

ECOSYSTEMECOSYSTEMECOSYSTEMSCHEDULE 6 FORM OF SYNDICATE MEETING MINUTES

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SYNDICATED LOAN AGREEMENT — STRICTLY CONFIDENTIAL
IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first written above.

ECARX (Hubei) Ecosystem Investment Co., Ltd.
Borrower
Registered Address: Block C4, Area A, Huazhong CCCC City Project, WETDZ, Wuhan, Hubei 430000
USCC: ******
Contact Person: ******
Tel: ******
(Official Seal)
Authorized Signatory: /s/ Ziyu Shen
Name: Ziyu Shen

ECARX (Hubei) Tech Co., Ltd.
Co-Borrower
Registered Address: Block C4, Area A, Huazhong CCCC City Project, WETDZ, Wuhan, Hubei 430000
USCC: ******
Contact Person: ******
Tel: ******
(Official Seal)
Authorized Signatory: /s/ Ziyu Shen
Name: Ziyu Shen

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SYNDICATED LOAN AGREEMENT — STRICTLY CONFIDENTIAL
IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first written above.

Bank of China Wuhan Donghu Branch
Mandated Lead Arranger / Agent Bank / Lender
Registered Address: No. 35 Huquan Street, Hongshan District, Wuhan
Handling Branch: Bank of China Co., Ltd. Wuhan Luoshi Road Sub-branch
Contact Person: ******
Tel: ******
(Official Seal)
Authorized Signatory: /s/ Chenxi Yang
Name: Chenxi Yang

Industrial Bank Co., Ltd. Wuhan Branch
Joint Mandated Lead Arranger / Lender
Contact Person: ******
Tel: ******
(Official Seal)
Authorized Signatory: /s/ Zhiwei Chen
Name: Zhiwei Chen

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SYNDICATED LOAN AGREEMENT — STRICTLY CONFIDENTIAL
IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first written above.

Hankou Bank Co., Ltd. Technology Financial Service Center
Lender
Contact Person: ******
Tel: ******
(Official Seal)
Authorized Signatory: /s/ Bin Liu
Name: Bin Liu

Wuhan Rural Commercial Bank Co., Ltd. Hanyang Branch
Lender
Contact Person: ******
Tel: ******
(Official Seal)
Authorized Signatory: /s/ Di Xiao
Name: Di Xiao

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